Exhibit 10.6

FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This First Amended and Restated Employment Agreement (“Agreement”) is made as of the Effective Date between InfuSystem Holdings, Inc., a Delaware corporation (the “Company”), and Barry Steele, an individual (“Employee”).

WHEREAS, the Company wishes to retain Employee’s services to work for the Company as its Executive Vice President and Chief Financial Officer (the “Position”) upon the terms and condition hereinafter set forth; and

WHEREAS, Employee wishes to serve in the Position upon the terms of this Agreement.

NOW, THEREFORE, for such consideration as set forth herein, the sufficiency of which is acknowledged by the Company and Employee, the Company and Employee hereby agree as follows:

1. Defined Terms.

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the entity specified, where control may be by management authority, contract or equity interest.

“Board” means the Board of Directors of the Company.

“Change of Control” means: (a) the sale of all or substantially all of the assets of the Company; (b) the merger or recapitalization of the Company whereby the Company is not the surviving entity; or (c) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of fifty percent (50%) or more of the outstanding voting securities of the Company by any person, trust, entity or group.

“Change of Control Termination” means an Involuntary Termination within six months prior to, or 12 months following, a Change of Control. For the avoidance of doubt, a termination may be either an Involuntary Termination or a Change of Control Termination, but not both.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Compensation Committee” means the Compensation Committee of the Board.

“Effective Date” means May 24, 2021.

“Employment Period” means the period of Employee’s employment with the Company governed by the terms and provisions of this Agreement.

“Involuntary Termination” means the termination of the Employee’s employment with the Company:

(i) involuntarily upon Employee’s discharge or dismissal; or

(ii) voluntarily or involuntarily, provided such termination occurs in connection with one of the following events without Employee’s written concurrence: (a) a change in Employee’s position with the Company or any successor which materially reduces Employee’s level of responsibility; (b) a material reduction in Employee’s level of compensation (including base salary, fringe benefits and any non-discretionary bonuses or other incentive payments earned pursuant to objective standards or criteria); or (c) a material breach by the Company of this Agreement that is not remedied within 15 days of written notice from Employee specifying the details thereof.

“Termination for Cause” means an involuntary termination of Employee’s employment for (i) Employee’s willful misconduct or gross negligence which, in the good faith judgment of the Board, has a material adverse impact on the Company (either economically or on its reputation); (ii) Employee’s conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving fraud; (iii) Employee’s breach of his fiduciary duties to the Company; (iv) Employee’s failure to attempt in good faith to perform his duties or to follow the written legal direction of the CEO, which failure, if susceptible of cure, is not remedied within 15 days of written notice from the CEO specifying the details thereof; and (v) any other material breach by Employee of this Agreement, the Company’s written code of conduct, written code of ethics or other written policy that is not remedied within 15 days of written notice from the CEO specifying the details thereof.

2. Terms of Employment. The Company hereby employs the Employee, and the Employee hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement.

3. Employment and Duties. During the Employment Period (as defined below), Employee will serve in the Position and will report to the CEO. Employee will have such duties and responsibilities that are commensurate with such position and such other duties and responsibilities commensurate with such position as are from time to time assigned to Employee by the CEO. During the Employment Period, Employee shall diligently and conscientiously devote his full business time, attention and energies to the performance of his duties and responsibilities hereunder. Employee shall not engage in any other employment or business activity without the express prior written consent of the CEO and the Board. Employee shall not, directly or indirectly, engage or participate in any activities at any time during the term of this Agreement which conflict with the best interests of the Company. Employee shall work at such times and at such places as required by the Company. Employee shall, at all times during the Employment Period, discharge his duties herein described in consultation with and under the direction, approval and control of the CEO. Notwithstanding any other provision of this Agreement, the CEO reserves the absolute right, in his or her sole and absolute discretion, to make any and all decisions with respect to actions to be taken by Employee in connection with the rendering of his duties in accordance with professional standards.

4. Term. Employee’s employment hereunder will be considered “at will”. Accordingly, this Agreement and Employee’s employment hereunder may be terminated at any time by either party.

5. Compensation; Performance Bonus.

A. Employee’s base salary will be paid at the rate of $275,000 per annum.

B. Employee’s base salary will be paid at periodic intervals in accordance with the Company’s normal payroll practices for salaried employees. Except as otherwise provided in this Agreement, Employee shall be paid a pro rata share of his base salary in accordance with the Company’s normal payroll practices for salaried employees should his employment be terminated before the end of any given pay period. Employee’s base salary may be reevaluated on a yearly basis and shall not be decreased below the amount set forth in Section 5.A., but there is no guarantee that such compensation shall be increased, and the decision as to an increase therein remains at the discretion of the CEO and the Compensation Committee of the Board.

C. Employee will be eligible for an annual incentive compensation bonus of up to forty percent (40%) of Employee’s then-current base salary based upon satisfaction of certain performance targets. These performance targets will be developed annually by the CEO, in his or her sole discretion, and will relate to, among other things, the Company’s Annual Operating Plan. All bonuses payable to Employee hereunder will be paid within sixty (60) days after the end of the calendar year for which the incentive compensation was earned; provided, however, that if it is administratively impracticable to make the payment by such date, the payment shall be made as soon as reasonably practicable thereafter, but in any event by the fifteenth (15th) day of the third (3rd) month following the calendar year for which the incentive compensation was earned. All bonuses pursuant to this paragraph, including Employee’s satisfaction of the performance target applicable to any such bonus, are subject to approval of the Compensation Committee, in its sole discretion.

D. Employee may also be eligible for additional discretionary bonuses based on the achievement of certain specified goals established by the Compensation Committee. All bonuses pursuant to this paragraph are subject to approval by the Compensation Committee, in its sole discretion.

E. Employee will be eligible for option or restricted stock grants as determined by the Compensation Committee in its sole discretion.

F. The Company will deduct and withhold, from the compensation payable to Employee hereunder, any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.

G. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy. In addition, cash amounts paid and Company securities issued pursuant to this Agreement as “incentive-based compensation” are subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of Employee’s conviction of, or pleading guilty or nolo contender to, fraud; willful misconduct; uncured, material breach of the agreements to which Employee is currently or hereafter becomes a party; or other conduct by Employee that the Board determines is detrimental to the business or reputation of the Company and its subsidiaries, including facts and circumstances discovered after termination of employment.

6. Expense Reimbursement; Fringe Benefits.

A. Employee will be entitled to reimbursement from the Company for customary, ordinary and necessary business expenses incurred by Employee in the performance of Employee’s duties hereunder, in accordance with the terms of the Company’s expense guidelines provided on the Company’s internal website, provided that Employee’s entitlement to such reimbursements shall be conditioned upon Employee’s provision to the Company of vouchers, receipts and other substantiation of such expenses in accordance with Company policies. Any reimbursement to which the Employee is entitled pursuant to this Section 6.A that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Employee’s right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

B. During the Employment Period, Employee will be eligible to participate in any group life insurance plan, group medical and/or dental insurance plan, accidental death and dismemberment plan, short-term disability program, long term disability program and other employee benefit plans, including profit sharing plans, cafeteria benefit programs and stock purchase and option plans, which are made available to executives and for which Employee qualifies under the terms of such plan or plans. Employee will not be entitled to any fringe benefits not provided in this Section 6 or the Company’s Employee Handbook, which handbook Employee acknowledges that the Company can amend at any time, in its sole discretion.

7. Employee Covenants.

A. Non-Disclosure of Confidential Information. Employee acknowledges that, in and as a result of Employee’s performing the duties hereunder, Employee will be making use of, acquiring, creating and/or adding to confidential and proprietary information of a special and unique nature and value relating to the customers, potential customers, customer lists, suppliers, vendors and agents of the Company and its Affiliates, the contracts, pricing lists, marketing plans, business records, accounting records, sales reports, billing systems, inventory systems, financing and loan documents, bank records, financial records and statements, tax filings and records, account lists, territory reports, quotation forms, advertising and marketing methods and techniques, systems, methodologies, facts, data, patent and license information of the Company, the computer systems, computer programs, software, web portal solutions, customer sales portal design, development, and programming of the Company, the employee payroll information and records, employee medical records, information contained in employee personnel files or other employee files of the Company, and all other information concerning the business and/or affairs of the Company (hereinafter “Confidential Information”). Notwithstanding anything herein to the contrary, the term “Confidential Information” does not include any data or information that has been voluntarily disclosed to the public by the Company or that enters the public domain through lawful means and not otherwise in breach of this Agreement.

i. As an inducement for the Company to enter into this Agreement, Employee agrees that he will not, at any time, either during the term of this Agreement or thereafter, divulge, review or communicate to any person, firm, corporation or entity whatsoever, directly or indirectly, or use for his own benefit or the benefit of others, any Confidential Information which may be in his possession or to which he has access. Employee further acknowledges that all records and lists of the customers and prospective customers of the Company, and all matters affecting or relating to the business and financial operation of the Company, are the property of the Company and are considered Confidential Information and greatly affect the effective and successful conduct of the business of the Company and the goodwill of the Company. Employee hereby agrees that he shall never divulge, disclose or communicate any Confidential Information to any person, firm, corporation or other entity during the term of this Agreement or thereafter, so long as such information remains Confidential Information.

ii. Employee agrees that any books, manuals, price lists, customer lists, supplier and/or distributor lists, plans, samples or other written or electronic evidence and/or forms of Confidential Information, including, but not limited to emails, computer files and all other electronic media, shall only be used by Employee during the term of this Agreement and constitute the property of the Company. Employee is only authorized to use these materials while undertaking his responsibilities under this Agreement. All of these materials must be returned to the Company or destroyed by Employee upon his separation from the Company for any reason whatsoever.

iii. The confidentiality obligations herein shall not prohibit Employee from divulging confidential information or trade secrets by order of court or agency of competent jurisdiction or as required by law.

B. Covenants Against Competition. Employee acknowledges that his duties as herein described are of a special and unusual character which have a unique value to the Company, the loss of which could not be adequately compensated by damages in an action at law. In view of the unique value to the Company of the Employee’s duties for which the Company has contracted hereunder, because of the Confidential Information to be retained by or disclosed to Employee as set forth above and as a material inducement to the Company to enter into this Agreement, Employee covenants and agrees that, unless the Company and its successors and assigns shall cease to engage in business:

i. During the term of this Agreement and for a period of two (2) years thereafter, Employee shall not, directly or indirectly, solicit the customers of the Company or its Affiliates or divert the customers of the Company from doing business with the Company, and further, shall not induce any individual or entity to refrain from referring customers or work to the Company. For purposes of this Section 7.B.i, the customers of the Company shall include:

1. any individual, business or governmental entity which purchased goods or services from the Company during the term of the Agreement or while Employee was otherwise employed by the Company or any of its Affiliates, or about which Employee learned or had access to Confidential Information;

2. any individual, business or governmental entity whose name appears on a list of prospective customers maintained by the Company to which Employee had access;

3. any suppliers, distributors, vendors or other entities which provided goods or services to the Company during the term of the Agreement or while Employee was otherwise employed by the Company or any of its Affiliates, or about which Employees learned or had access to Confidential Information; and

4. any non-profit organizations, large customer facilities or referral sources which did any business with, or referred any customers to, the Company during the term of the Agreement or while Employee was otherwise employed by the Company or any of its Affiliates, or about which Employees learned or had access to Confidential Information.

ii. During the term of this Agreement and for a period of two (2) years thereafter, Employee shall not, directly or indirectly, own, manage, operate, join, control, accept employment with, or participate in the ownership, management, operation or control of, or act as an employee, agent or consultant to, or be connected in any manner with, any business which is competitive with the Company in any states, territories or provinces of the United States, Canada, Mexico or any other countries in which the Company has conducted business at any time prior to Employee’s separation from the Company, or such states, territories or provinces as to which the Company has future plans to expand its business into, for any reason whatsoever.

iii. During the term of this Agreement and for a period of three (3) years thereafter, regardless of the reason for Employee’s separation of employment from the Company, Employee shall not, directly or indirectly, solicit for employment or employ any employees, agents or independent contractors of the Company or their assigns, unless previously agreed to in writing by the Company or its assigns.

C. Employee’s Review of Sections 7.A and 7.B.

i. Employee has carefully read and considered the provisions of Sections 7.A and 7.B hereof and, having done so, agrees that the restrictions set forth in such Sections are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors and other employees. Employee acknowledges that the restrictions set forth in Sections 7.A and 7.B hereof will not unreasonably restrict or interfere with Employee’s ability to obtain future employment.

ii. It is the belief of the parties that the best protection which can be given to the Company which does not in any manner infringe on the rights of Employee to conduct any unrelated business, is to provide for the restrictions described above. In the event any of said restrictions shall be held unenforceable by any court of competent jurisdiction, the parties hereto agree that it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and, as so modified, the covenant shall be as fully enforceable as if it had been set forth herein by the parties. In determining this limitation, it is the intent of the parties that the court recognize that the parties hereto desire that this covenant not to compete be imposed and maintained to the greatest extent possible.

iii. In the event of a breach of Sections 7.A and 7.B, the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, shall be entitled to a permanent injunction, in order to prevent or restrain any such breach by Employee, or by Employee’s partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with Employee

D. No Disparagement. Employee shall not make any public statements or disclosures regarding the terms of Employee’s employment with the Company, this Agreement or the termination of Employee’s employment (for any reason whatsoever) which are not pre-approved in writing by the Company. Further, Employee shall not make, at any time, any public statement that would libel, slander, disparage, denigrate or criticize the Company, its parent company, subsidiaries and affiliates or any of their respective past or present officers, directors, employees or agents, and the Company, along with any parent company, subsidiaries and affiliates or any of their respective past or present officers, directors, employees or agents, shall not make, at any time, any public statement that would libel, slander, disparage, denigrate or criticize Employee. Notwithstanding this Section 7.D, nothing contained herein shall limit or impair the ability of any party to provide truthful testimony in response to any validly issued subpoena.

E. Protection of Company Intellectual Property.

i. Employee hereby assigns to the Company all rights, title and interest in and to all creations which are or may become legally protectable or recognized as forms of intellectual property rights, including all works, whether registerable or not, in which copyright, design right or any form of intellectual property rights may subsist, including, but not limited to all innovations, inventions, improvements, marks, grants, designs, processes, methods, formulas, techniques, videotapes, audiotapes and computer programs, (all referred to as “Intellectual Property”), which Employee, either solely or jointly, conceives, makes or reduces to practice during the time that this Agreement is in effect, which relate to or touch upon Employee’s services to the Company, or any aspect of the Company’s business, including but not limited to anything related to Confidential Information. All such Intellectual Property shall be the absolute property of the Company. Employee shall make and maintain written records of and promptly and fully disclose to the Company all such Intellectual Property.

ii. During and after termination the Employment Period, Employee shall perform all useful or necessary acts to assist the Company, as it may elect, to file patent, design, mark and copyright applications in the United States and foreign countries to protect or maintain rights in the Intellectual Property, and also perform all useful or necessary acts to assist the Company in any related proceedings or litigation as to such Intellectual Property.

F. Rules and Regulations. Employee agrees to comply with all rules and regulations of the Company as established from time to time, including, but not limited to, the Employee Handbook and InfuSystem Expense Guidelines.

G. Transition and Other Assistance. During the 30 days following the termination of the Employment Period, Employee will take all actions the Company may reasonably request to maintain the Company’s business, goodwill and business relationships and to assist with transition matters, all at the Company’s expense. In addition, upon the receipt of notice from the Company (including outside counsel), during the Employment Period and for a reasonable amount of time thereafter, Employee will respond and provide information with regard to matters in which he has knowledge as a result of his employment with the Company, and will provide assistance to the Company and its representatives in the defense or prosecution of any claims that may be made by or against the Company, to the extent that such claims may relate to the period of Employee’s employment with the Company, all at Company expense.

H. Restrictive Covenant. During the Employment Period, Employee will not directly or indirectly, whether for Employee’s own account or as an employee, director, consultant or advisor, provide services to any business enterprise other than the Company or its Affiliates, unless otherwise authorized by the Board in writing.

I. Survival of Provisions. The obligations contained in this Section 7 will survive the termination of Employee’s employment with the Company and will be fully enforceable thereafter.

J. Clawback. During the Employment Period and thereafter to the extent required by applicable law, Employee hereby covenants and agrees to abide by the terms of the Company’s “Policy on Clawback” once final rules are issued by the U.S. Securities and Exchange Commission, listing standards are adopted by the New York Stock Exchange and such policy is then adopted by the Board.

8. Termination of Employment. Employee expressly acknowledges that this Agreement is terminable at will by Employee or the Company, with or without cause, and without payment, penalty or further obligation except as follows:

A. Death and Permanent Disability. Upon Employee’s death or permanent disability during the Employment Period, the employment relationship created pursuant to this Agreement will immediately terminate and no further compensation will become payable to Employee pursuant to Section 5 or Section 6. Should Employee’s employment with the Company terminate by reason of Employee’s death or permanent disability during the Employment Period, (i) the unpaid base salary earned by Employee pursuant to Section 5.A for services rendered through the date of Employee’s death or permanent disability, as applicable, (ii) any accrued but unpaid compensation pursuant to Section 5.C determined by the Compensation Committee, in its sole direction, to have been earned in respect of the immediately preceding calendar year plus a pro rata portion, based on the date of death or permanent disability, of the bonus compensation pursuant to Section 5.C in respect of the current calendar year, assuming for these purposes that all performance targets have been met, contingent on funding of the bonus pool in respect of the current calendar year, with this amount to be paid on or before March 15 of the next succeeding calendar year, (iii) unreimbursed amounts under Section 6.A, and (iv) the limited death, disability, and/or income continuation benefits provided under Section 6.B, if any, will be payable within thirty (30) days of the death or permanent disability; provided, however, that any amount in respect of clause (ii) shall be paid in accordance with clause (ii). For purposes of this Agreement, Employee will be deemed “permanently disabled” if Employee is so characterized pursuant to the terms of the Company’s disability policies or programs applicable to Employee from time to time, or if no such policy is applicable, if Employee is unable to perform his duties or responsibilities to the Company as a result of physical or mental ailment or incapacity for an aggregate period of one hundred eighty (180) calendar days (whether or not consecutive).

B. Involuntary Termination; Change of Control Termination. Upon termination of Employee’s employment by reason of Involuntary Termination or Change of Control Termination (other than a Termination for Cause), the employment relationship created pursuant to this Agreement will terminate and no further compensation will become payable to Employee pursuant to Section 5 or Section 6 upon the effectiveness of such Involuntary Termination or Change of Control Termination. Upon Employee’s Involuntary Termination or Change of Control Termination (other than a Termination for Cause), Employee will be entitled to receive only the amounts provided in this Section 8.B: (i) the unpaid base salary earned by Employee pursuant to Section 5.A for services rendered through the date of such termination; (ii) any accrued but unpaid compensation pursuant to Section 5.C determined by the Compensation Committee, in its sole direction, to have been earned in respect of the immediately preceding calendar year plus (x) in the case of an Involuntary Termination, a pro rata portion, based on the date of the Involuntary Termination, of the bonus compensation pursuant to Section 5.C in respect of the current calendar year, assuming for these purposes that all performance targets have been met, contingent on funding of the bonus pool in respect of the current calendar year, with this amount to be paid on or before March 15 of the next succeeding calendar year or (y) in the case of a Change in Control Termination, the entire bonus compensation pursuant to Section 5.C in respect of the current calendar year, assuming for these purposes that all performance targets have been met, with this amount to be paid within 30 days after the Change of Control Termination; (iii) unreimbursed amounts under Section 6.A; (iv) a lump sum severance payment in an aggregate amount equal to twelve (12) months of the Employee’s then current base salary; and (v) twelve (12) months of COBRA coverage under the Company’s medical, dental and vision plans, as then in effect, at the cost paid by active employees of the Company, if and to the extent the Employee and his eligible dependents (a) are participating in such plans on his effective date of termination and (b) timely enroll for COBRA coverage thereunder. The severance pay and benefits in respect of clauses (iv) and (v) shall be contingent upon Employee’s execution and delivery to the Company of an unconditional general release, in form satisfactory to the Company, of all claims against the Company and its Affiliates and their respective directors, officers, employees and representatives, arising from or in connection with this Agreement or Employee’s employment with the Company, subject to applicable law. Further, the severance pay and benefits set forth in clauses (iv) and (v) shall be contingent upon Employee’s continued performance of his obligations under Sections 7.A, 7.B, 7.D, 7.E and 7.G. Any payments in respect of clauses (i) or (iii) shall be made within thirty (30) days of such Involuntary Termination or Change of Control Termination; any amount in respect of clause (ii) shall be paid in accordance with clause (ii); and any severance amount in respect of clause (iv) shall be paid as soon as administratively feasible after the Employee’s execution and delivery to the Company an unconditional general release, as described in this Section 8.B.

C. Termination for Cause. The Company may at any time, upon written notice, terminate Employee’s employment hereunder for any act qualifying as a Termination for Cause. Such termination will be effective immediately upon such notice. Upon such Termination for Cause, the Company will only be required to pay Employee (i) any unpaid compensation earned by Employee pursuant to Section 5.A, (ii) any accrued but unpaid compensation pursuant to Section 5.C determined by the Compensation Committee, in its sole direction, to have been earned in respect of the immediately preceding calendar year, contingent on funding of the bonus pool in respect of the current calendar year, with this amount to be paid on or before March 15 of the next succeeding calendar year, and (iii) unreimbursed amounts under Section 6.A; no termination or severance benefits will be payable to Employee under Section 8.B. Any payments in respect of clauses (i) or (iii) shall be made within thirty (30) days of such Involuntary Termination; and any amount in respect of clause (ii) shall be paid in accordance with clause (ii).

D. Resignations. Upon any termination of Employee’s employment, Employee will immediately resign from (1) all officer or other positions of the Company and its Affiliates and (2) all fiduciary positions (including as trustee) Employee then holds with respect to any pension plans or trusts established by the Company.

9. Indemnification; Liability Insurance.

A. The Company hereby agrees to indemnify Employee and hold him harmless to the fullest extent permitted under the by-laws of the Company in effect on the date of this Agreement against and in respect to any actual or threatened actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages (collectively, “Claims”) resulting from the good faith performance of his assigned duties and responsibilities with the Company and any affiliates or subsidiaries of the Company. In furtherance of the Company’s obligation to advance expenses under the by-laws of the Company in effect on the date of this Agreement, the Company, within 10 days of presentation of invoices, will advance to Employee reimbursement of all legal fees and disbursements Employee actually incurs in connection with any potentially indemnifiable matter provided that Employee, to the extent required by applicable law, undertake to repay such amount in the event that it is ultimately determined that Employee is not entitled to be indemnified. In addition, the Company will cover Employee under directors and officers liability insurance both during and, while potential liability exists, after the termination of Employee’s employment in the same amount and to the same extent as the Company covers its other officers and directors. To the extent permitted by applicable law and the Company’s by-laws in effect on the date of this Agreement, Employee will not be liable to the Company or any of its affiliates or subsidiaries for his acts or omissions, except to the extent that such acts or omissions were not made in the good faith performance of his assigned duties and responsibilities. The obligations and limits contained in this Section 9 will survive the termination of Employee’s employment with the Company.

B. Employee hereby agrees to indemnify the Company, its Affiliates, and their respective successors, assigns, directors, officers, employees and representatives and hold them harmless to the fullest extent permitted under the law against and in respect of any actual or threatened Claims resulting from or attributable to any and all willful, criminal or grossly negligent acts or omissions of Employee in connection with Employee’s actions under this Agreement; provided, however, that to the extent any such liabilities, costs, damages, expenses and attorney’s fees are compensated for by insurance purchased by the Company and/or Employee, Employee shall not be required to reimburse the Company for the same.

10. Section 409A. This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that, to the extent applicable, amounts earned and payable pursuant to this Agreement shall constitute short-term deferrals exempt from the application of Section 409A and, if not exempt, that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Section 409A. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A. Notwithstanding anything in the Agreement to the contrary, if the Employee is determined to be a “specified employee” (as defined in Section 409A) for the year in which Employee incurs a separation from service, any payment due under the Agreement that is not permitted to be paid on the date of such separation without the imposition of additional taxes, interest and penalties under Section 409A shall be paid on the first business day following the six-month anniversary of the Employee’s date of separation or, if earlier, Employee’s death. If the period for considering and revoking the release described in Section 8.B. spans two taxable years, payments will not commence until the second taxable year. Any payments in respect of clauses (v) or (vi) of Section 8.B. shall be made upon the expiration of the maximum period to review and revoke the release referenced in Section 8.B.

11. Choice of Law. This Agreement is being executed and delivered in the State of Michigan. The provisions of this Agreement will be construed and interpreted under the laws of the State of Michigan, excluding such jurisdiction’s conflict of laws principles. The parties expressly agree that the Oakland County Circuit Court shall have exclusive jurisdiction over any disputes arising out of this Agreement and that venue is only appropriate in such circuit court.

12. Entire Agreement; Severability; Amendments. This Agreement, along with the other agreements referred to herein, contain the entire agreement of the parties relating to the subject matter hereof and supersede any and all negotiations, discussions, proposed drafts and previous employment and compensation agreements. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The provisions of this Agreement shall be deemed severable and, if any provision is found to be illegal, invalid or unenforceable for any reason, (a) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (b) the illegality, invalidity or unenforceability will not affect the legality, validity or enforceability of the other provisions hereof. No amendments, alterations or modifications of this Agreement will be valid unless made in writing and signed by Employee and a duly authorized officer or director of the Company.

13. Assignment. Notwithstanding anything else herein, this Agreement is personal to Employee and neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by Employee. Notwithstanding anything to the contrary, in the event of Employee’s death, any amounts owing to Employee as compensation shall be payable to a beneficiary designated in writing by Employee, or if no such designation was made, to Employee’s estate. The Company may assign this Agreement to an Affiliate or to any acquiror of all or substantially all of the business, stock and/or assets of the Company, in which case the term “Company” will mean such affiliate or acquiror. This Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.

14. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

15. Counterparts, Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. To the maximum extent permitted by applicable law, this Agreement may be executed via facsimile or scanned electronic mail transmission.

16. Binding Agreement. This Agreement shall become effective only upon execution by both parties. The submission of this Agreement for review to Employee shall not be construed to be a binding offer of employment.

17. Notices. Any notice required to be given under this Agreement shall be deemed sufficient, if in writing, and sent by certified mail, return receipt requested, via overnight courier, or hand delivered to the Company at Office of the Corporate Secretary, 3851 W. Hamlin Road, Rochester Hills, Michigan 48309 and to Employee at the most recent address reflected in the Company’s permanent records.

18. Headings. The section headings as herein used are for convenience of reference only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

19. Construction. The parties acknowledge that they jointly drafted this Agreement, that no party can be properly referred to as the drafter of same and that none of the language contained here can be properly construed against either party as the drafter of same.

InfuSystem Holdings, Inc.

By:	/s/ Richard A. DiIorio
Name:	Richard A. DiIorio
Title:	Chief Executive Officer

/s/ Barry Steele
Barry Steele